Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2006, with respect to the consolidated financial statements and schedule of Radiologix, Inc. included in the Joint Proxy Statement of Primedex Health Systems, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Primedex Health Systems, Inc. for the registration of 22,621,922 shares of Primedex Health Systems, Inc.’s common stock.

/s/ Ernst & Young LLP

Dallas, Texas
August 16, 2006